Exhibit 8.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

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Latch, Inc.	Madrid	Washington, D.C.
508 West 26th Street, Suite 6G	Milan

New York, New York 10001

Re: U.S. Federal Income Tax Consequences for Holders of Latch Common Stock

Ladies and Gentlemen:

We have acted as counsel to Latch, Inc., a Delaware corporation (“Company”) in connection with the transactions contemplated by the agreement and plan of merger, dated as of January 24, 2021 (as amended or modified from time to time, the “Merger Agreement”), by and among Company, TS Innovation Acquisitions Corp., a Delaware corporation (“Parent”) and Lionet Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent, (the “Business Combination”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-254103) of Parent on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In connection with this opinion, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the representation letter of Company, dated as of today, and the representation letter of Parent and Merger Sub, dated as of today, each delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Representation Letters is untrue, incorrect, or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Representation Letters or any of the other foregoing documents. For purposes of our opinion,

May 10, 2021

we have assumed, with your permission that (i) the Business Combination will be consummated in the manner described in the Registration Statement and the Merger Agreement (ii) the statements concerning the Business Combination set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Company and Parent pursuant to the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of” or based on the “belief of” Company or Parent or Merger Sub, or otherwise similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case, without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Company and Parent and Merger Sub referred to above, which we have assumed will be true at all times up to and including the Effective Time.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, we hereby confirm that it is our opinion that (i) the statements set forth in the Registration Statement under the caption “U.S. Federal Income Tax Consequences for Holders for Holders of Latch Common Stock” set forth the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders of Latch common stock that exchange, pursuant to the Merger, their Company common stock for TSIA common stock, and (ii) the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

This opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

May 10, 2021

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP